Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

LANGER, INC.,

REGAL ACQUISITION CO.,

REGAL MEDICAL SUPPLY, LLC,

JOHN ERIC SHERO, WILLIAM JOSEPH WARNING,

JOHN P KENNEY, RICHARD ALAN NACE,

LINDA ANN LEE, CARL DAVID RAY, and ROY KELLEY

DATED AS OF December 15, 2006

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 15, 2006, by and among Langer, Inc., a Delaware corporation (“Langer”), Regal Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Langer (the “Purchaser”), Regal Medical Supply LLC, a North Carolina limited liability company (the “Seller”); and John Eric Shero, an individual, William Joseph Warning, an individual, John P Kenney, an individual, Richard Alan Nace, an individual, Linda Ann Lee, an individual, Carl David Ray, an individual, and Roy Kelley an individual (collectively, the “Principal Shareholders”).

PREAMBLE

WHEREAS, Seller engaged in the business of providing contracture management products and services (the “Business”); and

WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, on a going concern basis, substantially all of the assets, properties, and business of Seller, and assume certain of the liabilities of the Seller, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1  Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below and shall be equally applicable to both the singular and the plural:

“Affiliate” shall mean with respect to a specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Affiliate Payables” shall mean the Seller’s payables owed to Affiliates of the Seller or the Principal Shareholders, each as identified on Schedule A.

“Agreement” shall mean this Asset Purchase Agreement together with all exhibits and schedules referred to herein.

“Applicable Law” shall mean, with respect to any Person, any international, national, regional, state or local treaty, statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority and any requirements imposed by common law or case law, applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person or any of its Affiliates). Applicable Law includes, without limitation, Environmental and Safety Requirements, and state and local zoning and building laws.

“Assignment and Assumption of the Office Lease” shall have the meaning set forth in Section 6.1(p).

“Average Closing Price” shall mean the average closing price of the Langer Common Stock on the NASDAQ Global Market for a ten (10) consecutive trading day period ending four (4) trading days prior to the Closing Date.

“Bill of Sale” shall have the meaning set forth in Section 6.1(d).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” shall have the meaning set forth in Section 2.10.

“Closing Date” shall have the meaning set forth in Section 2.10.

“Closing Date Balance Sheet” shall have the meaning in set forth in Section 2.6(b)

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

“Competitive Business” shall have the meaning set forth in Section 7.1.

“Consideration Shares” shall have the meaning set forth in Section 2.5(a)(iii).

“Current Assets” shall mean the Seller’s cash, cash equivalents, accounts receivable (net of allowances), prepaid expenses and security deposits, other receivables, and inventory, each as identified on Schedule B.

“Current Liabilities” shall mean the Seller’s payables (excluding Affiliate Payables), each as identified on Schedule B.

“Determination Date” shall have the meaning set forth in Section 2.6(d).

“Determining Accountants” shall have the meaning set forth in Section 2.6(c).

“Encumbrance” shall mean any claim, lien, charge, security interest, pledge, mortgage, or any other restriction or encumbrance of any kind or nature.

“Environmental Lien” shall mean any lien, whether recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of the Seller, arising under any Environmental and Safety Requirements.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean the combined balance sheets and the combined statements of income, cash flows and retained earnings of the Seller as of and for the fiscal years ended December 31, 2004, 2005 and 2006, including the notes thereto and the reports thereon of the Seller.

“Funded Indebtedness” shall mean the indebtedness set forth on Schedule 6.1(m)

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any domestic, international, national, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing or any arbitrator or mediator.

“Governmental Authorizations” shall mean all authorizations, consents, approvals, franchises, licenses and permits required under Applicable Law for the operation of the Business as presently operated.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

“Indemnified Party” shall have the meaning set forth in Section 5.3(c).

“Indemnifying Party” shall have the meaning set forth in Section 5.3(c).

“Intellectual Property” shall mean any United States, foreign, international and state patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial design registrations, inventions, certificates of invention and utility models (collectively, “Patents”); trademarks, service marks, trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); Internet domain names; copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works (collectively, “Copyrights”); Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, concepts, and methodologies (collectively, “Trade Secrets”); rights of privacy and publicity, including, but not limited to, the names, likenesses, voices, and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing.

“Investments” shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement.

“Knowledge”, whether capitalized or lower case, when used with respect to Seller, shall mean the knowledge of the officers and directors of the Seller, after due inquiry.

“Langer” shall have the meaning set forth in the preamble hereof.

“Langer Affiliates” shall mean Langer and its Affiliates.

“Langer Ancillary Agreements” shall mean the Registration Rights Agreement.

“Langer Common Stock” shall mean the common stock, par value $.02 per share, of Langer.

“Langer 10-K” shall have the meaning set forth in Section 3.8.

“Leased Property” shall have the meaning set forth in Section 4.14.

“Leases” shall have the meaning set forth in Section 4.14.

“Liabilities” shall have the meaning set forth in Section 4.11.

“Litigation” shall have the meaning set forth in Section 4.6.

“Losses” shall have the meaning set forth in Section 5.3(a).

“Material Agreements” shall have the meaning set forth in Section 4.23.

“Material Adverse Change” or “Material Adverse Effect” shall mean any change, event or condition of any character which has had or could have a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities, or properties of the Seller, taken as a whole, (ii) the Business, or (iii) the Purchased Assets.

“Net Current Assets” shall mean the Current Assets (excluding any prepaid expenses and security deposits, other receivables, and inventory), minus 25% of the pending unbilled account receivables identified on Schedule C, less the Current Liabilities.

“Office Lease” shall mean the Lease Agreement between Seller and RLK Urban Management for the premises located at 401 Temple Hall Highway, Suite 5, Granbury, TX 76049, dated January 1, 2006.

“Other Liabilities” shall mean (i) product warranties, (ii) the warranty reserves, (iii) obligations relating to product returns and exchanges, and (iv) unearned revenue (short term and long term)

“Person,” whether or not capitalized, shall mean any natural person, corporation, unincorporated organization, partnership, limited liability company, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Post-Closing Settlement” shall have the meaning set forth in Section 2.6(d).

“Principal Shareholders” shall have the meaning set forth in the preamble hereof.

“Product” shall have the meaning set forth in Section 4.24.

“Purchase Price” shall have the meaning set forth in Section 2.5 hereof.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser Ancillary Agreements” shall mean the Bill of Sale.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 5.3(a).

“Real Property Permits” shall have the meaning set forth in Section 4.16(d).

“Registration Rights Agreement” shall have the meaning set forth in Section 6.1.

“Related Party” shall have the meaning set forth in Section 4.19.

“Release” shall have the meaning set forth in CERCLA.

“Review Period” shall have the meaning set forth in Section 2.6(b).

“SEC” shall mean the Securities and Exchange Commission of the United States.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Ancillary Agreements” shall mean the Bill of Sale, the Lock-Up Agreement, and the Registration Rights Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 5.3(b).

“Seller Leases” shall mean the Office Lease and the leases set forth on Schedule 4.23(a).

“Shero Employment Agreement” shall have the meaning set forth in Section 6.1.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on the Seller’s Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

“Subsidiary” of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of at least fifty percent (50%), or which may be controlled, directly or indirectly, by such Person.

“Tangible Property” shall have the meaning set forth in Section 4.13.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Group” shall have the meaning set forth in Section 4.22.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

1.2  Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (ii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including the Exhibits and Schedules, and (iii) the use of any gender shall be construed to include all other genders, unless the context clearly indicates that less than all the genders is intended. References herein to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement.

ARTICLE II.

PURCHASE OF PURCHASED ASSETS; CONSIDERATION

2.1  Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, on a going concern basis, free and clear of all Encumbrances, good and marketable title to all of the Business and operations of Seller and the goodwill associated therewith and all right, title, and interest in, to and under all of the assets and properties of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in connection with the Business as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”), including, but not limited to, all right, title and interest of Seller in, to and under:

(a) the Current Assets;

(b) Federal Tax Identification Number 562273936 to which all of the Company’s Medicare, Medicaid and other billing codes are attached together with such billing codes, all as identified on Schedule 2.1(b);

(c) all transferable governmental approvals, authorizations, consents, licenses, orders, franchises, and other permits of all Governmental Authorities owned, held, or utilized by Seller in connection with the Business, including the Governmental Authorizations listed on Schedule 4.16;

(d) the machinery, equipment, vehicles (except to the extent that they constitute Excluded Assets), office equipment, furniture, fixtures, computer hardware and software and other personal property of every kind and description, owned, leased, or held by Seller, including the Tangible Property listed or referred to on Schedule 4.13(a);

(e) all Intellectual Property (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities listed on Schedule 4.19, including the right to sue for and seek remedies against past, present, and future infringements thereof;

(f) all raw materials, work in process, supplies, spare parts, and shipping and packing materials;

(g) the Material Agreements and the leases, contracts, agreements, understandings, licenses, supply and distribution agreements, commitments, orders, or purchase orders with respect to the Purchased Assets not required by the terms of Section 4.23 to be listed or described in a schedule to this Agreement;

(h) all of Seller’s rights, claims or causes of action of whatever nature, contingent, or otherwise against third parties relating to the Purchased Assets or the Business arising out of transactions occurring prior to the Closing Date;

(i) all books, records, files, and papers (including all data and other information stored on discs, tapes or other media) of Seller relating to the Business, including without limitation engineering or manufacturing information, lists of present of former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Taxes imposed on the Purchased Assets;

(j) all sales, promotion, advertising, and marketing materials of whatever form or nature owned or licensed by the Seller relating to the Business or the Purchased Assets;

(k) all corporate names, including the name “Regal”, telephone, telex and telephone facsimile numbers and other directory listings and Internet and other electronic addresses utilized in connection with the Business;

(l) the exclusive right of Purchaser to represent itself as carrying on the Business in continuation thereof;

(m) all right, title and interest in the Office Lease;

(n)  the security deposit relating to the Office Lease; and

(o) all goodwill and all other rights, properties, and assets of any kind or character whatsoever directly or indirectly relating to the conduct of the Business, whether tangible or intangible, owned, licensed, or held by the Seller, including, without limitation, the full benefit of all third party representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security received by the Seller for the purchase or other acquisition of any part of the Purchased Assets, except to the extent such rights, properties, or assets comprise a part of an Excluded Asset or are expressly excluded by the terms of this Agreement.

2.2  Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) all right, title and interest in all leases for real property to which the Seller is a party, other than the Office Lease;

(b) any prepaid expenses relating to an Excluded Asset;

(c) Seller’s rights, claims or causes of action against third parties relating to the Business which might arise from or in connection with the Excluded Assets or the discharge by Seller of the Excluded Liabilities;

(d) all claims, rights, and interests in and to any refunds for Taxes paid by Seller for periods prior to the Closing Date;

(e) all insurance and other claims or rights to recoveries and similar benefits of the Seller which are not related to or derived from the Assumed Liabilities;

(f) the articles of incorporation and by-laws of the Seller and all corporate minute books, stock books, corporate seals, stock transfer books, and other corporate records relating to the corporate organization and capitalization of the Seller; and

(g) any asset listed on Schedule 2.2(g).

2.3  Assumed Liabilities. On the Closing Date, the Purchaser shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof (herein referred to as the “Assumed Liabilities”):

(a) the Current Liabilities;

(b) the Other Liabilities; and

(c) liabilities and obligations of Seller to be paid or performed after the Closing Date under (x) the Material Agreements, (y) the Office Lease, and (z) the contracts and other agreements with respect to the Business to which Seller is a party not required by the terms of Section 4.23 to be listed in a schedule to this Agreement, except in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default.

2.4  Excluded Liabilities. The Purchaser expressly does not, and shall not, assume, be deemed to assume, or be obligated to pay, perform or otherwise discharge any liability, obligation, or commitment of Seller, the shareholders of the Seller, or their Affiliates, direct or indirect, known or unknown, absolute or contingent, not specifically identified as an Assumed Liability (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a)  all costs and expenses incurred by Seller or the Principal Shareholders incident to their negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(b)  all liabilities or obligations in respect of any Excluded Assets;

(c)  all other liabilities or obligations of the Seller, except for the Current Liabilities, the Other Liabilities, and the liabilities and obligations assumed pursuant to Section 2.3(d);

(d)  all liabilities or obligations in respect of Taxes (whether imposed on the Seller, shareholders of the Seller, or any of their Affiliates) arising with respect to the Business or the Purchased Assets on or before the Closing Date, or the sale of the Purchased Assets to the Purchaser, including sales or other transfer Tax, whenever such Taxes become due or payable;

(e)  all liabilities and obligations, including damages, fines, and penalties, with respect to pending or threatened litigation, suits, claims, demands, or investigations or proceedings by Governmental Authorities to the extent they relate to or arise from occurrences, actions, or non-actions prior to the Closing Date;

(f)  all liabilities or obligations imposed by Applicable Law or associated with, arising out of or arising from (i) noncompliance by the Seller with any Applicable Law, including, but not limited to, those relating to employment practices and Environmental and Safety Requirements prior to the Closing Date, (ii) the occupancy, operation, use or control of any of the business property of the Seller prior to the Closing Date, or (iii) the operation of the Business prior to the Closing Date;

(g)  all claims, demands, liabilities, obligations, or litigation of any nature whatsoever arising out of or based upon events occurring or conditions existing on or before the Closing Date which relate to products sold or services performed by Seller on or before the Closing Date or any other action or inaction of Seller, whether founded upon negligence, breach of warranty, strict liability in tort and/or other legal theory seeking compensation or recovery for or relating to injury to persons or damage to property, notwithstanding that the date on which the injury, claim, demand, liability, or obligation was or is either before or after the Closing Date, other than a claim or liability included as an Assumed Liability;

(h)  all claims, demands, obligations or liabilities, including the cost and expenses of defense thereof, whether arising out of, based upon, or related to workers’ compensation or employer’s liability claims, negligence, strict liability in tort and/or other legal theory seeking compensation and/or recovery and arising out of injuries and occupational diseases sustained by employees of Seller on or before the Closing Date;

(i)  all liabilities and obligations arising from the breach or default by Seller, prior to the Closing Date, of any lease, contract, engagement, or commitment, including the Seller Leases and the Material Agreements;

(j)  all wages, compensation, premiums for medical and health insurance, severance premiums, deferred compensation, profit-sharing, pension contributions, or other welfare or benefit programs relating to the employees of the Seller accruing or arising on or prior to the Closing Date;

(k)  all liabilities for compensation (including salaries, wages, and benefits) and claims for severance and for payments in lieu of notice of termination made by employees of Seller who are not employed by Purchaser as of the Closing Date, including, without limitation, by reason of Seller’s failure to comply with the Worker Adjustment and Restraining Notification Act (“WARN”), other than a liability included as an Assumed Liability;

(l)  all liabilities, debts, and obligations relating to any employee profit sharing plans and savings and stock ownership plans and pension or retirement plans, health, and other employee plans, including, without limitation, any defined benefit pension plan or 401(k) plan; and

(m)  the Affiliate Payables and the Funded Indebtedness.

2.5  Consideration. Subject to adjustment as set forth in Section 2.6, the aggregate purchase price for the Purchased Assets shall be One Million Two Hundred Thirty-Seven Thousand Five Hundred Dollars ($1,237,500), plus an amount equal to the Affiliate Payables (the “Purchase Price”), payable by Purchaser to the Seller through the issuance of such number of shares of Langer Common Stock having a value equal to the Purchase Price, valued based upon the Average Closing Price (the “Consideration Shares”).

2.6  Certain Closing Adjustments and Covenants. The Purchase Price shall be decreased dollar for dollar to the extent that the Net Current Assets, as included in the Closing Date Balance Sheet, are less than $675,000 on the Closing Date.

(c) For purposes of calculating the Net Current Assets, the Seller’s independent accountants shall conduct an audit of the closing date balance sheet of the Seller promptly after the Closing, and- within 45 days following the Closing Date, the Seller shall deliver to the Purchaser (i) a balance sheet of the Seller as at the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP applied on a basis consistent with the Financial Statements, and (ii) an unaudited statement of Net Current Assets, derived from the items set forth on the Closing Date Balance Sheet. Notwithstanding the immediately preceding sentence, if the accounting policies and procedures applied by Seller in the preparation of the Financial Statements are not in accordance with GAAP, the Closing Date Balance Sheet shall nevertheless be prepared in accordance with GAAP. The Closing Date Balance Sheet and such statement of Net Current Assets shall exclude any adjustments or modification to the historical carrying values of assets and liabilities resulting from the recording of the transactions contemplated hereby. The Purchaser and its accountants shall be afforded access to and shall review the workpapers of the Seller and its accountants in connection with the preparation of the Closing Date Balance Sheet and such statement of Net Current Assets. The Closing Date Balance Sheet shall become final and binding upon the parties unless, within 30 days following delivery to the Purchaser (such 30 day period hereinafter referred to as the “Review Period”), notice is given by the Purchaser to the Seller of the Purchaser’s dispute of the Closing Date Balance Sheet, setting forth in reasonable detail the Purchaser’s basis for such objection. If notice of dispute is timely given by the Purchaser, the parties shall work together in good faith to resolve such dispute.

(d) If the parties are unable to reach agreement within 30 days after notice of dispute has been received by the Seller, the dispute shall be referred for resolution to BDO Seidman, LLP (the “Determining Accountants”) as promptly as practicable. The Determining Accountants shall make a determination as to each item in dispute, which determination shall be (i) in writing, (ii) furnished to Langer, the Purchaser, the Seller, and the Principal Shareholders as promptly as practicable after the items in dispute have been referred to the Determining Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each party hereto. Each of Purchaser and the Seller shall use reasonable efforts to cause the Determining Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Determining Accountants for information, books, records and similar items.

(e) If any post-closing adjustment is required or permitted to be made pursuant hereto, the settlement thereof (the “Post-Closing Settlement”) shall take place at the offices of Kane Kessler, P.C. at 10:00 a.m. local time on the fifth business day following the end of the Review Period, or in the event such matter has been referred to the Determining Accountants, on the fifth business day following the date upon which the written determination of the Determining Accountants becomes final and binding upon the parties, or at such other time and place as the Purchaser and the Seller may mutually agree in writing (the “Determination Date”). If at the Post-Closing Settlement the Purchase Price is decreased, such decrease shall be paid by canceling such number of shares of Consideration Shares received by the Seller at Closing equal to the balance of such decrease, valued at the average closing price of the Langer Common Stock on the NASDAQ Global Market for the ten (10) consecutive trading day period ending four (4) trading days prior to the Determination Date. The fees and expenses of each party’s respective accountants shall be borne by such party; provided; however, the Purchaser shall pay the initial $10,000 of the cost incurred by the Seller for the preparation of the Closing Date Balance Sheet. The fees and expenses of the Determining Accountants incurred in connection with its review and determination shall be borne one-half by the Purchaser and one-half by the Seller.

2.7  Allocation of the Purchase Price.

Within 90 days following the Closing Date, the Purchaser shall deliver to the Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 2.7, the Assumed Liabilities) among the Purchased Assets and restrictive covenants and prepared in accordance with Section 1060 of the Code and the regulations thereunder. The Seller agrees that promptly after receiving the Allocation Schedule, it shall sign the Allocation Schedule and return an executed copy thereof to the Purchaser. The Purchaser and the Seller each agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule, and no party shall take any position inconsistent with the Allocation Schedule upon examination of any such Tax Return, in any claim, or otherwise. The Purchaser and the Seller each agrees to provide the other promptly with any other information required to complete IRS Form 8594.

2.8  Delivery and Assignment of Purchased Assets; Attorney-in-Fact. (a) Promptly following the Closing, Seller will put the Purchaser into full physical possession and enjoyment of the Purchased Assets. With respect to the Purchased Assets listed on Schedule 4.13 that cannot be physically delivered to the Purchaser because they are in the possession of third parties or otherwise, the Seller shall give irrevocable instructions to the party in possession thereof, promptly following the Closing, with copies to the Purchaser, that all right, title, and interest therein have been vested in the Purchaser and that the same are to be held for the Purchaser’s exclusive use and benefit.

(b) To the extent that the assignment by the Seller to the Purchaser of any Material Agreement or other contract, agreement, instrument, lease, license, understanding, or arrangement to be assigned to the Purchaser hereunder shall require the consent of a party other than the Seller, including those set forth on Schedule 4.3, which has not been obtained prior to the Closing and if Langer and the Purchaser shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such consent would constitute a breach thereof unless the Purchaser before, at, or after the Closing elects in a writing delivered to the Seller, specifically identifying such absent consent, to waive such consent. Nothing in this Section 2.8(b) regarding such non-assignment or such election shall limit any rights Langer or the Purchaser may have against the Seller as a result of the failure to obtain such consent.

(c) All costs and expenses incurred in connection with the assignment and transfer of the Purchased Assets (including, but not limited to, amounts required to be paid in order to obtain necessary consents for such assignments and transfers) shall be borne solely by the Seller.

(d) Seller hereby constitutes and appoints Purchaser, and its successors and assigns, the true and lawful attorneys-in-fact of Seller with full power of substitution, in the name of Purchaser or the name of Seller, on behalf of and for the benefit of Purchaser, to collect all accounts receivable included within the Purchased Assets and other items being transferred, conveyed and assigned to Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments included with the Purchased Assets in the name of Seller for the purpose of collection, to institute and prosecute, in the name of Seller or otherwise, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets being transferred, conveyed and assigned as provided herein and to defend and compromise any and all actions, suits or proceedings in respect of any of such Purchased Assets and Assumed Liabilities and to do all such acts and things in relation thereto as Purchaser may deem advisable in its sole discretion. Seller acknowledges and agrees that the foregoing powers are coupled with an interest and shall be irrevocable. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller, the Principal Shareholders, and their Affiliates shall pay to Purchaser, if and when received, any amounts which shall be received by Seller, the Principal Shareholders, or their Affiliates after the Closing in respect of the Purchased Assets to be transferred, conveyed and assigned to Purchaser as provided herein; and Langer, the Purchaser, and the Affiliates shall pay to Seller, if and when received, any amounts which shall be received by Langer, the Purchaser, or their Affiliates after the Closing in respect of the Excluded Assets.

2.9  Closing; Effective Date. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, on January 8, 2007, or at such other place as shall be mutually agreed by the parties as soon as practicable after the conditions to Closing set forth in Article 6 of this Agreement have been satisfied. The Closing shall be deemed to be effective as of 12:01 a.m., New York City time, on such date, and such date is referred to herein as the “Closing Date”. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

2.10  Fractional Shares. Notwithstanding any other provision of this Agreement, if the Seller would otherwise have been entitled to receive a fraction of a share of Langer Common Stock, the number of shares issuable shall be rounded up or down to the nearest whole number.

2.11  Legending of Securities. Each certificate for Langer Common Stock to be issued to the Seller as part of the Consideration Shares shall bear substantially the following legend:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.

IN ADDITION, THE TRANSFER OF THE SHARES OF COMMON STOCK EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER.”

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF LANGER AND PURCHASER

In order to induce the Seller and the Principal Shareholders to enter into this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Langer and the Purchaser, jointly and severally, make the representations and warranties set forth below to the Seller and the Principal Shareholders.

3.1  Organization; Standing and Power. Langer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Langer and the Purchaser have all requisite right, power and authority to execute, deliver and perform this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary Agreements, as the case may be, and to consummate the transactions contemplated hereby.

3.2  Authorization; Enforceability. The execution, delivery and performance of this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary Agreements, as the case may be, by Langer and Purchaser and the consummation by Langer and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Langer and Purchaser. This Agreement, the Langer Ancillary Agreements, and the Purchaser Agreements have been duly executed and delivered by Langer and Purchaser, as the case may be, and constitute the legal, valid and binding obligations of Langer and Purchaser, as the case may be, enforceable in accordance with their terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3  No Violation or Conflict. The execution, delivery and performance of this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary Agreements by Langer and Purchaser, as the case may be, and the consummation by Langer and Purchaser of the transactions contemplated hereby and thereby do not violate or conflict with any provision of any Applicable Law, the violation of which would interfere in any material respect with Langer or Purchaser’s ability to consummate the transactions contemplated hereby, or any provision of Langer or Purchaser’s respective certificate of incorporation or bylaws.

3.4  Consent of Governmental Authorities. No consent, approval or authorization of, or registration, qualification or filing with any Governmental Authority is required to be made by Langer and Purchaser in connection with the execution, delivery or performance by Langer and Purchaser of this Agreement, the Langer Ancillary Agreements, or the Purchaser Ancillary Agreements or the consummation by Langer and Purchaser of the transactions contemplated hereby, other than as required by the Securities Act with respect to the issuance of the Consideration Shares.

3.5  Brokers. Except as set forth on Schedule 3.5, Langer and Purchaser have not employed any financial advisor, broker or finder. in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

3.6  SEC Filings.  The unaudited consolidated balance sheet and related consolidated statements of income, cash flows, and changes in stockholders’ equity (together with related notes) as of and for the nine months ended September 30, 2006, as set forth in the Purchaser’s Quarterly Report on Form 10-Q, as filed with the SEC, (x) fairly present in all material respects the financial position of the Purchaser as of September 30, 2006 and the results of its operations, cash flows, and stockholders’ equity for the nine months ended September 30, 2006 and (y) were prepared in accordance with GAAP applied on a consistent basis throughout such period, except as otherwise indicated in the notes thereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce Purchaser and Langer to enter into this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, the Seller and each of the Principal Shareholders, jointly and severally, make the representations and warranties set forth below to Purchaser and to Langer.

4.1  Organization. (a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of North Carolina. The Seller is duly qualified to transact business as a foreign company in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Each jurisdiction in which the Seller is so qualified is listed on Schedule 4.1(a) hereto. The Seller has the requisite right, power and authority (i) to own or lease and operate its properties and (ii) to conduct its business as presently conducted.

(b) The Seller does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity, (b) control any corporation, partnership, joint venture or other entity, or (c) have any Investments.

4.2  Authorization; Enforceability. The Seller has all requisite right, corporate power and corporate authority to execute, deliver and perform this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Each Principal Shareholder has the capacity to execute, deliver, and perform this Agreement and the agreements or other documents contemplated hereby to which it is a party. This Agreement, the Seller Ancillary Agreements, the Shero Employment Agreement and all other agreements or documents executed and delivered by the Seller or the Principal Shareholders pursuant to this Agreement have been duly authorized by the Seller and the Principal Shareholders, do not require any further authorization or consent of the Seller or the Principal Shareholders, and have been and will be duly executed and delivered and constitute the legal, valid and binding obligations of Seller and the Principal Shareholders enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3  No Violation or Conflict; Consent. (a) Except as set forth on Schedule 4.3(a) hereto, the execution, delivery and performance of this Agreement, the Seller Ancillary Agreements and the Shero Employment Agreement and the transactions contemplated by this Agreement by the Seller and the Principal Shareholders and the consummation by the Seller and the Principal Shareholders of the transactions contemplated hereby: (i) do not violate or conflict with any Applicable Law, (ii) do not violate or conflict with any provision of either Seller’s certificate of incorporation or bylaws; and (iii) do not, with or without the passage of time or the giving of notice, (x) result in the breach of, constitute a default, or give rise to a right of termination, cancellation, or acceleration of performance or loss of a benefit or other adverse reaction under, or in any way affect the continuation, validity, or effectiveness of any Material Agreement or any other agreement, understanding, or instrument which is a Purchased Asset to which the Seller or any Principal Shareholder is a party or by which the Seller or the Principal Shareholders or their respective properties may be bound or affected or (y) result in the creation of any Encumbrance upon any property or assets of the Seller or the Principal Shareholders pursuant to any Material Agreement or any other agreement, understanding, or instrument which is a Purchased Asset to which the Seller or any Shareholder is a party or by which the Seller or the Principal Shareholders or their respective properties may be bound or affected.

(b) Except as set forth on Schedule 4.3(b), the consummation of the transactions contemplated by this Agreement, the Seller Ancillary Agreements, the Shero Employment Agreement and the other agreements executed and delivered by the Seller or the Principal Shareholders at the Closing will not require the notification of or consent, approval, or authorization of any third party. Each of the consents, approvals, and authorizations listed on Schedule 4.3 has been obtained and are valid, unconditional, and in full force and effect as of the date hereof, except as set forth on Schedule 4.3(c).

4.4  Consents of Governmental Authorities. Except as set forth on Schedule 4.4, no consent, approval or authorization of, or registration, qualification or filing with any Governmental Authority is required to be made in connection with the execution, delivery or performance of this Agreement, the Seller Ancillary Agreements, or the Shero Employment Agreement, by the Seller or the Principal Shareholders or the consummation by the Seller of the transactions contemplated hereby.

4.5  Conduct of Business. Except as disclosed on Schedule 4.5 hereto, since December 31, 2005, the Seller has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Change. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.5, since December 31, 2005, Seller has not: (a) sustained any operating loss or reduction in net assets; (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have a Material Adverse Effect; (c) sold, leased, or disposed of any material assets or property; (d) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any Encumbrance of any kind, except liens for Taxes not currently due; (d) become subject to any Guaranty; (e) changed any accounting method used by the Seller or been affected by any material change in any accounting method used by the Seller; (f) entered into any agreement which would be a Material Agreement, or amended or terminated any existing Material Agreement or received notice of any such amendment or termination; (g) experienced any strike, work stoppage or slowdown; (h) received notice of any adverse change in its relationship with any financial institution, customer or supplier with which it currently does business, nor is the Seller aware of any circumstance that could reasonably lead to such a change; or (i) entered into any agreement to do any the foregoing.

4.6  Litigation; Disputes. Except as set forth on Schedule 4.6, there are no actions, suits, investigations, arbitrations, claims or proceedings (“Litigation”) pending or, to the Knowledge of the Seller or the Principal Shareholders, threatened by or before any Governmental Authority or arbitrator, (a) affecting the Seller (as plaintiff or defendant) or the Purchased Assets or (b) against the Seller or the Principal Shareholders relating to the Purchased Assets or the transactions contemplated by this Agreement, and there exist no facts or circumstances creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above. Schedule 4.6 sets forth a complete and accurate list and description of any Litigation commenced against the Seller in the last five (5) years. No dispute or claim exists between the Seller and any of its customers, suppliers, or distributors that could reasonably be expected to have a Material Adverse Effect.

4.7  Brokers. Except as set forth on Schedule 4.7 hereto, neither the Seller nor the Principal Shareholders has employed any financial advisor, broker or finder, and neither of them has incurred or will incur any other broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. The Seller shall be solely responsible for all fees, commissions, and expenses of any Person set forth on Schedule 4.7 hereto incurred in connection with the transactions contemplated by this Agreement.

4.8  Compliance. The Seller is in compliance with all Applicable Law including, but not limited to, those relating to (a) the development, manufacture, distribution, marketing and sale of products and services, (b) employment, (c) building, zoning and land use, (d) Environmental and Safety Requirements, (e) the bidding for contracts by and the conduct of business by federal and state contractors, (f) the Medicare and Medicaid Anti-Fraud and Abuse Amendments to the Social Security Act (42 U.S.C. §1320a-7a-b and 42 U.S.C. §1396h(a)), (g) the Federal False Claims Act, and (h) the Stark Law (42 U.S.C. §1395nn). The Seller is not subject to any judicial, governmental or administrative order, judgment or decree. Attached hereto as Schedule 4.8 are true and correct copies of all reports of inspections of the Purchased Assets, the Business and properties of the Seller which occurred during the past five (5) years through the date hereof, under all Applicable Laws. Neither the Seller nor the Principal Shareholders has received notice of any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any violation) of any Applicable Law, and to the Knowledge of the Seller or the Principal Shareholders, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any Applicable Law by the Seller is threatened or contemplated.

4.9  Charter, Bylaws and Corporate Records. A true, correct and complete copy of (a) the certificate of incorporation of each Seller, as amended and in effect on the date hereof and (b) the bylaws of each the Seller, as amended and in effect on the date hereof, has previously been made available to the Purchaser. The minute books of each Seller has previously been made available to the Purchaser. Such minute books contain complete and accurate records, in all material respects, of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of each Seller from the date of its incorporation to the date hereof. All such meetings were duly called and held in accordance with the corporate laws of the State of North Carolina.

4.10  Financial Statements. Attached hereto as Schedule 4.10(a) are true and complete copies of the Financial Statements and the Seller’s balance sheet and profit and loss statements for the eleven months ended November 30, 2006 (the “Quarter Statements”). Except as set forth on Schedule 4.10(b), the Financial Statements and the Quarter Statements: (a) are correct and complete in all material respects and have been prepared in accordance with the books of account and records of the Seller; (b) fairly present, and are true, correct and complete statements in all material respects of the Seller’s financial condition and the results of its operations and cash flows at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP, consistently applied with prior periods.

4.11  Absence of Undisclosed Liabilities. Except for Liabilities (as defined below) incurred in the ordinary course of business consistent with past practice since January 1, 2004, the Seller does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement, (“Liabilities”), which were not fully and adequately reflected on (i) the Financial Statements or (ii) Schedule 4.11. There are no circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of Seller except in the ordinary course of business or as otherwise set forth on Schedule 4.11.

4.12  Title to Securities. The shareholders of the Seller are the record and beneficial owner of the shares of common stock or other securities of the Seller listed opposite their names on Schedule 4.12, and, such securities are owned free and clear of any Encumbrances and claims whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The shares of common stock listed on Schedule 4.12 constitute all of the issued and outstanding capital stock of the Seller.

4.13  Title to and Condition of Personal Property. Schedule 4.13(a) sets forth all interests owned or claimed by the Seller (including, without limitation, options) in or to the plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the Business (“Tangible Property”). The Seller has good and marketable title to, or in the case of leased property, has a valid leasehold interest in, each item of Tangible Property, free and clear of any options or Encumbrances whatsoever, except as set forth on Schedule 4.13(b) hereto. Except as set forth on Schedule 4.13(c), all Tangible Property owned by the Seller or used by the Seller on the date hereof (with a replacement value in excess of $3,000) in the operation of the Business is in good operating condition and in a good state of maintenance and repair (subject to normal wear and tear), is adequate for the Business as presently conducted and as proposed, to the Knowledge of the Seller or the Principal Shareholders, to be conducted by the Purchaser, and is inspected, maintained, and operated in conformity with all Applicable Law in all material respects. Except as set forth on Schedule 4.13(d), there are no assets owned by the shareholders of the Seller or any third party which are used in or necessary for the operation of the Business, as presently conducted. Schedule 4.13(e) sets forth a complete and accurate list of all Tangible Property that are in the possession of any third party.

4.14  Real Property. The Seller does not own any fee simple interest in real property. All lease and sublease agreements and all other instruments granting leasehold interests, rights, options, or other interests, as amended to date (the “Lease”) to which Seller is a party are set forth on Schedule 4.14. Complete copies of each of the Leases have been previously provided to Purchaser. Except as set forth on Schedule 4.14, the Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Seller or on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. All of the properties subject to the Leases (the “Leased Property”) are used solely in the conduct of the Business. There are no liabilities (other than rent and other sums and charges regularly payable) associated with any of the Leases including, without limitation, any liability under any Environmental and Safety Requirements which is or which may become payable by Purchaser. There is no obligation to reinstate any of the Leased Property by removing or dismantling any alteration made to it. There is no actual or contingent liability on Seller arising out of any leasehold estate or interest held by Seller as original lessee. All improvements located on the Leased Property are in a state of good maintenance and repair (subject to normal wear and tear) and in a condition adequate and suitable for the effective conduct therein of the Business. The heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Property will be in good working order and repair on the Closing Date. The Seller has not experienced any material interruption in such services provided to any of the premises located on the Leased Property within the last year. To the knowledge of the Seller or the Principal Shareholders, no landlord under the Leases has any plans to make any material alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. To the knowledge of the Seller or the Principal Shareholders, no landlord under the Leases has any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

4.15  Insurance. Schedule 4.15 sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Seller. The Seller has previously provided the Purchaser with true and complete copies of all of such insurance policies, as amended to the date hereof. Such policies provide adequate and customary coverage for the Business and are sufficient for compliance by the Seller with all requirements of Applicable Law and all Material Agreements to which the Seller is a party or by which any of the Purchased Assets of the Seller are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Seller has complied with all terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Seller or the Principal Shareholders an intention to cancel, or alter the coverage under, any such policy. The Seller does not have any claim pending against any of the insurance carriers under any of such policies and, to the Knowledge of Seller or the Principal Shareholders, there has been no actual or alleged occurrence of any kind which may give rise to any such claim and has not made any claims under any policy at any time since January 1, 2003, except as set forth on Schedule 4.15. All applications for such policies are accurate in all respects.

4.16  Governmental Authorizations. Schedule 4.16 lists all authorizations, consents, approvals, franchises, licenses and permits required under Applicable Law or regulation for the operation of the business of the Seller as presently operated (the “Governmental Authorizations”). All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Seller is in compliance with the terms and conditions of all the Governmental Authorizations. No fact, condition, or violation exists which could cause the Governmental Authorizations not to be renewed by the appropriate Governmental Authorities in the ordinary course or which could cause the revocation, termination, suspension, or impairment of any Governmental Authorization. Except as set forth on Schedule 4.16, the consummation of the transactions contemplated hereby and the transfer to the Purchaser of the Governmental Authorizations will not adversely affect the status of any of the Governmental Authorizations.

4.17  Intellectual Property Rights.

(a) Schedule 4.17(a) sets forth a complete and accurate list and description of all of the Intellectual Property currently used or contemplated or necessary to be used in connection with the Business.

(b) Except as set forth on Schedule 4.17(b), the Sellers has ownership of or a valid right to use all of the Intellectual Property currently used or contemplated or necessary to be used in connection with the Business. To the Knowledge of the Seller and each of the Principal Shareholders, none of the Intellectual Property infringes the right of any other person. To the Knowledge of the Seller and each of the Principal Shareholders, no other person is infringing the rights of the Seller in any such Intellectual Property.

4.18  Customers and Suppliers; Supplies. Schedule 4.20(a) sets forth a list of the twenty (20) largest customers (measured by dollar volume) of the Seller within the United States, ten (10) largest customers (measured by dollar volume) of the Seller within Canada, and all suppliers of significant goods or services to the Seller for the year ended December 31, 2005. Schedule 4.18(b) identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Except as indicated on Schedule 4.18(c), all supplies and services necessary for the conduct of the business of the Seller, as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Seller, and no facts, circumstances or conditions exist which create a reasonable basis for believing that any of the Seller will be unable to continue to procure the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured. There has not been and will not be any material adverse change in the relations of the Seller with their respective customers, suppliers, contractors, licensors and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement and neither the Seller nor the Principal Shareholders has any Knowledge that the Seller’s customers or suppliers has or is contemplating terminating its relationship with the Seller. To Seller’s and the Principal Shareholders’ Knowledge, no customer or supplier has experienced any type of work stoppage or other material adverse circumstances or conditions that may jeopardize or adversely affect the Seller’s future relationship with any customer or supplier. There are no pending disputes or controversies between any customer or supplier of any of the Seller, nor are there any facts which in the future would impair the relationship of the Seller with its customers or suppliers.

4.19  Related Parties. Except as set forth on Schedule 4.19, neither the Seller, nor any current or former (within the past five (5) years) director, officer, or Principal Shareholder of the Seller, or any of their family members (individually a “Related Party” and collectively the “Related Parties”), or any Affiliate of the Seller or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the Seller, or of a supplier or customer of the Seller; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) which is utilized in the operation of the Business; (c) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the Seller, except for employment, consulting or other personal service agreements that may be in effect and which are listed on Schedule 4.19 hereto; or (d) to the Knowledge of Seller or the Principal Shareholders, has any cause of action or other claim whatsoever against, or owes any amount to, the Seller.

4.20  List of Accounts and Proxies. Set forth on Schedule 4.20 is: (a) the name and address of each bank or other institution in which the Seller maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Seller’s contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; (d) the name of each person authorized by the Seller to effect transactions therewith or to have access to any safe deposit box or vault; and (e) all proxies, powers of attorney or other like instruments to act on behalf of the Seller in matters concerning its business or affairs.

4.21  Employees, Employment Agreements and Employee Benefit Plans.

(a) Schedule 4.21(a) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors, consultants and employees (who are paid in excess of Fifty Thousand Dollars ($50,000.00) per annum by the Seller) of the Seller (including compensation paid or payable by the Seller under the Seller Plans (as hereinafter defined)). A complete copy of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave has been made available to Purchaser.

(b) Employment Agreements. Except as set forth on Schedule 4.21(b), there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Seller and any officer, director, consultant or employee ("Employment Agreements"). The Seller has previously delivered to Purchaser true and complete copies of all of the Employment Agreements.

(c) Employee Benefit Plans. Except as set forth on Schedule 4.21(c), the Seller has no pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained or contributed to by the Seller for any of its directors, officers, consultants, employees or former employees (the "Seller Plans"). The Seller has previously made available to Purchaser (i) a true and complete copy of all of the Seller Plans (or, if oral, an accurate written summary thereof); and (ii) a current summary plan description (plus summaries of any subsequent modifications thereto) for each Seller Plan. Except as set forth on Schedule 4.21(c), none of the Seller Plans are subject to ERISA and except as set forth on Schedule 4.21(c), the Seller has not established, maintained, made or been required to make any contributions to, or terminated, and has no liability with respect to, any "employee benefit plan" within the meaning of ERISA.

4.22  Tax Matters. (a) The Seller has previously delivered to Purchaser true, correct and complete copies of each of the federal, state, local, and other income Tax Returns filed by the Seller for the past five fiscal years which were due, without regard to any extensions granted, on or before the date hereof. At all times since the date of incorporation, the Seller has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362. All Tax Returns and tax reports required to be filed with respect to the income, operations, business or assets of the Seller or each affiliated, combined or unitary group (“Tax Group”) of which the Seller has been a member have been timely filed (or appropriate extensions have been obtained which extensions are listed on Schedule 4.22) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All of the foregoing as filed are true, correct and complete and, in all respects, reflect accurately all liability for Taxes of the Seller for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, withholding, FICA, FUTA and other Taxes (including interest and penalties), if any, collectible or payable by the Seller or relating to or chargeable against any of its assets, revenues or income or relating to any employee, independent contractor, creditor, stockholder or other third party through December 31, 2006, were fully collected and paid by such date or provided for by adequate reserves in the Financial Statements or, for periods thereafter, on the books of the Seller, as the case may be, and all similar items due through the Closing Date will have been fully paid by that date or provided for by adequate reserves, whether or not any such Taxes were reported or reflected in any Tax Returns or filings.

(b) No Tax Authority has sought to audit, and the Seller has not received notice of an audit of, the records of the Seller for the purpose of verifying or disputing any Tax Returns, reports or related information and disclosures provided to such Tax Authority, or for the Seller’s alleged failure to provide any such Tax Returns, reports or related information and disclosure. Except as provided on Schedule 4.22, no claims, deficiencies, or assessments have been asserted against or inquiries raised with the Seller with respect to any Taxes or other governmental charges or levies which have not been paid or otherwise satisfied, including claims that, or inquiries whether, the Seller has not filed a Tax Return that it was required to file, and there exists no reasonable basis for the making of any such claims or inquiries. The Seller has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

(c) No claim has been made, nor do the Seller or the Principal Shareholders know of any claim that is pending, by an authority in any jurisdiction where the Seller files Tax Returns alleging that the Seller is or may be subject to taxation in that jurisdiction.

(d) Except for (i) Taxes for the payment of which an adequate reserve has been established on the Financial Statements and (ii) property taxes that are not delinquent, there is no Tax lien imposed by any taxing authority outstanding against any of the assets or properties of the Seller.

(e) The Seller has not executed any “closing agreement” or similar agreement with any taxing authority, domestic or international.

(f) The Seller and any member of a Tax Group have reported on its income Tax Returns any positions taken therein that could give rise to a substantial understatement of federal or other income tax within the meaning of Section 6662 of the Code or similar statute.

(g) None of the Purchased Assets is property which is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code.

(h) None of the Purchased Assets directly or indirectly secures any debt or other liability, the interest on which is tax exempt under section 103(a) of the Code.

(i) None of the Purchased Assets is “tax exempt use property” within the meaning of section 168(h) of the Code.

(j) Schedule 4.22 sets forth a list of all states where the Seller has collected sales tax during the past two (2) years.

4.23  Material Agreements.

(a) Schedule 4.23(a) sets forth a list and a brief description of all material written and oral contracts or agreements relating to the Business, including without limitation any: (i) contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Fifteen Thousand Dollars ($15,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount, entered into by the Seller in the ordinary course of business, (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than Fifteen Thousand Dollars ($15,000) in each instance; (iii) warranties made with respect to products manufactured, packaged, distributed or sold or services provided by the Seller; (iv) any agreement which terminates, or gives another party the right to terminate such agreement, upon the completion of the transaction contemplated by this Agreement; or (v) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities or business of the Seller (collectively the "Material Contracts"). The Seller has previously furnished to Purchaser true, complete and correct copies of all written agreements, required to be listed on Schedule 4.23(a).

(b) The Material Contracts are each in full force and effect and are the valid and legally binding obligations of the Seller and, to the knowledge of the Seller and the Principal Shareholders, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Neither the Seller nor the Principal Shareholders has received notice of its default under any of the Material Contracts and to the Knowledge of Seller and the Principal Shareholders no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder. To the Knowledge of Seller and the Principal Shareholders, none of the other parties to any of the Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. Neither the Seller nor the Principal Shareholders has received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts.

4.24  Products.

(a) Except as set forth on Schedule 4.24, there exists no set of facts (i) which could furnish a basis for the recall, withdrawal or suspension of any Governmental Authorization, approval or consent of any Governmental Authority with respect to any category of product manufactured, distributed or sold by the Seller (a “Product”), (ii) which could furnish a basis for the recall, withdrawal or suspension by order of any Governmental Authority of any Product, or (iii) which could have a Material Adverse Effect or which could otherwise cause the Seller to recall, withdraw or suspend any such Product from the market or to change the marketing classification of any such Product. There are no material defects in the designs, specifications, or process with respect to any Product sold or otherwise distributed that will give rise to any Losses or that will cause such Products to not be useable as intended or marketed.

(b) Schedule 4.24 sets forth a list and brief description of all correspondence received or sent by or on behalf of the Seller during the past five (5) years from or to any Governmental Authority with respect to a potential or actual recall, withdrawal, or suspension from the market of any Product. Copies of all such correspondence have been previously delivered to Purchaser.

4.25  Environmental and Safety Matters.

(a) No hazardous materials have been generated, transported, used, disposed, stored, treated, released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property leased or operated by the Seller, except in material compliance with applicable Environmental and Safety Requirements. The Seller is in compliance with all applicable Environmental and Safety Requirements.

(b) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Seller or otherwise for site investigation or cleanup, or notification to or consent of any Governmental Authority or Regulatory Entities or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(c) The Seller has not either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(d) No Environmental Lien has attached to any property leased or operated by the Seller.

4.26  Accounts Receivable, Notes Receivable, and Costs in Excess of Billing. All accounts and notes receivable of the Seller have arisen in the ordinary course of business, represent valid obligations to the Seller for sales made, services performed or other charges, are not subject to claims or set-off, or other defenses or counter-claims, and, subject only to consistently recorded reserves for bad debts (which has been recorded on the Financial Statements and books and records of the Seller in accordance with GAAP on a consistent basis in a manner consistent with past practice), have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms. All items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements and on the books and records of the Seller are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice. The Seller has properly perfected in accordance with Applicable Law, to the extent applicable, enforceable interests (or title) in such accounts and notes receivable or other security interests related to such receivables.

4.27  Accounts and Notes Payable. Schedule 4.27(a) sets forth a true and correct aged list of all accounts and notes payable of the Seller with respect to the Purchased Assets and as of the end of the month prior to the date hereof in excess of $1,000 to any one payee. No account or note payable of the Seller with respect to the Purchased Assets which has arisen subsequent to the end of the month prior to the date hereof has exceeded $1,000 nor has the aggregate of such accounts payable exceeded $15,000. All such accounts and notes payable have arisen in the ordinary course of business and represent valid indebtedness of the Seller. Except as set forth on Schedule 4.27(b), all items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements and on the books and records of the Seller are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice.

4.28  Inventory Valuation. The raw materials, work in process, spare parts, and other inventory of the Seller as set forth on the Financial Statements was, and the raw materials, work in process, spare parts, and other inventory of the Seller currently is, in usable or salable condition in the ordinary course of business at the amounts carried on the Financial Statements and currently on the books and records of the Seller, respectively. The raw materials, work in process, spare parts, and other inventory are not obsolete or excessive and are of at least the standard quality for such items; are suitable for the manufacture and distribution of Seller’s Products of standard quality for such products; and are not in excess of the normal purchasing patterns of the Seller. Neither the Seller nor the Principal Shareholders knows of any condition adversely affecting the supply of materials available to the Seller. The amounts of the inventories reflected on the Financial Statements and on the books and records of the Seller have been determined in accordance with GAAP consistently applied.

4.29  Absence of Certain Business Practices. None of the Seller, its related parties or any affiliates or any other Person acting on behalf of or associated with the Seller or any individual related to any of the foregoing Persons, acting alone or together, has with respect to the Business or activities of the Seller: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which (i) may subject the Seller to any damage or any penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect or (iii) if not continued in the future, may materially adversely affect the assets, business or operations of the Seller or subject the Seller to suit or penalty in any private or governmental litigation or proceeding. The Seller has conducted its business in a manner that complies with the U.S. Foreign Corrupt Practices Act.

4.30  Solvency. The Seller is able to pay its debts as they mature and the transfer of the Purchased Assets by the Seller to the Purchaser in accordance with the terms of this Agreement shall not constitute a voidable preference or transfer in fraud of any creditor under applicable federal or state insolvency law.

4.31  Review of Forms. The Seller has (1) received and carefully reviewed the Langer 10-K and Langer’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Langer with the Commission since January 1, 2004 and (2) had the opportunity to ask questions and receive answers from Langer concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to Langer which are on file with the SEC and available for inspection by the public. The Seller is aware of the risks inherent in an investment in Langer and specifically the risks of an investment in the Langer Common Stock. In addition, Seller is aware and acknowledges that there can be no assurance of the future viability or profitability of Langer, nor can there be any assurance relating to the current or future price of the Langer Common Stock, as quoted on the NASDAQ Global Market, or market conditions generally.

4.32  Investment Representations. The Seller is acquiring the Consideration Shares for its own account and will not sell, transfer, or otherwise dispose of (including pursuant to a liquidating dividend or otherwise) any of the Consideration Shares or any interest therein, without registration under the Securities Act and applicable state “blue sky” laws, except in a transaction which in the opinion of counsel reasonably acceptable to Langer is exempt therefrom. The Seller is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. The Seller has such Knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Langer Common Stock and has obtained, in its judgment, sufficient information from Langer to evaluate the merits and risks of an investment in the Langer Common Stock. The Seller has been provided the opportunity to obtain information and documents concerning Langer and the Langer Common Stock, and has been given the opportunity to ask questions of, and receive answers from, the directors and officers of Langer concerning Langer and the Langer Common Stock and other matters pertaining to this investment. The Seller is acquiring the Consideration Shares for its own account, for investment purposes only, and not with a view to or for the resale, distribution or fractionalization thereof. The Seller acknowledges that the offer of the Langer Common Stock will not be reviewed by any governmental agency and is being sold to the Seller in reliance upon exemption from the Securities Act. The Seller acknowledges that certificates representing the Consideration Shares will bear the legend set forth in Section 2.12.

4.33  Ownership of Shares of Langer. The Seller and the shareholders of the Seller do not own, as determined in accordance with Section 197(f)(9) of the Code, directly or indirectly, in the aggregate, immediately prior to and as of the Closing, more than twenty percent (20%) of the outstanding shares of capital stock of Langer.

4.34  Returns and Exchanges. Schedule 4.35 sets forth a complete and accurate description of the Seller’s policy regarding product returns and exchanges and a statement of the percentage of the Seller’s products returned or exchanged within the three (3) years prior to the date of this Agreement.

4.35  Disclosure. No representation or warranty of the Seller contained in this Agreement or the Seller Ancillary Agreements, and no statement, report, or certificate furnished by or on behalf of the Seller or the Principal Shareholders to Langer and/or the Purchaser or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide a prospective purchaser of the Purchased Assets with full and proper information as to the business, financial condition, assets, results of operation or prospects of the Seller and the value of its properties or the ownership or operation of the Seller. There is no fact known to Seller or the Principal Shareholders, or which reasonably should be known to Seller or the Principal Shareholders, which Seller and the Principal Shareholders have not disclosed to Langer and Purchaser in writing with respect to the transactions contemplated hereby.

ARTICLE V.

INDEMNIFICATION

5.1  Survival of the Representations and Warranties. The representations and warranties of Langer, the Purchaser, the Seller and the Principal Shareholders set forth in this Agreement, the Seller Ancillary Agreements, the Purchaser Ancillary Agreements, the Langer Ancillary Agreements, and the Shero Employment Agreement shall survive the Closing Date for a period of two (2) years; provided that the representations and warranties set forth in Sections 4.1, 4.2, 4.6, 4.12, 4.13, 4.21, 4.22, 4.25, 4.29, and 4.35 shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations.

5.2  Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement.

5.3  Indemnification Generally.

(a) By the Seller and the Principal Shareholders. The Seller and the Principal Shareholders agree, jointly and severally, to be responsible for, pay, indemnify and hold harmless Purchaser and Langer and their respective directors, officers, employees and agents (the “Purchaser Indemnified Parties”) from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, “Losses”) arising from, in connection with, or incident to: (i) any breach, or inaccuracy of any of the representations or warranties of the Seller or the Principal Shareholders contained in this Agreement or any of the Seller Ancillary Agreements, the Shero Employment Agreement, or any other agreement referred to herein or delivered at or prior to the Closing; (ii) any breach of Seller or the Principal Shareholders of any covenants or agreements contained in this Agreement or any of the Seller Ancillary Agreements, the Shero Employment Agreement, or any other agreement referred to herein and delivered at to the Closing; (iii) any failure by the Seller or the Principal Shareholders to perform any obligations contained in this Agreement or any of the Seller Ancillary Agreements, the Shero Employment Agreement, or any other agreement referred to herein and delivered at to the Closing; (iv) any liability resulting from any litigation involving the Seller, if no accrual for such liability was taken into account in the preparation of the Closing Date Balance Sheet or if an accrual for such liability was taken into account in the preparation of the Closing Date Balance Sheet, to the extent such liability exceeds the accrual for such liability set forth on the Closing Date Balance Sheet, regardless of whether or not such litigation was disclosed by the Seller on Schedule 4.6; (v) any and all Taxes and related penalties, interest or other charges for any unaccrued or unreported Tax liabilities with respect to the Seller or the Purchased Assets for all periods prior to or including the Closing Date; (vi) any and all claims or liabilities, other than Assumed Liabilities, arising out of, relating to, resulting from or caused (whether in whole or in part) by any transaction, event, condition, occurrence, situation, omission, or failure to comply with Applicable Law in any way relating to the Purchased Assets, the Seller or the conduct of the Business arising or occurring on or prior to the Closing Date without regard to whether such claim exists on the Closing Date or arises at any time thereafter; (vii) any failure of the Seller or the Principal Shareholders to perform or satisfy any liability or obligation of the Seller of any nature, fixed, absolute, accrued, contingent, or otherwise, not assumed hereunder by the Purchaser, including any Excluded Liability, (viii) any and all claims or liabilities resulting from or arising out of the Seller Leases prior to the Closing Date, (ix) any claim or liability arising out of or related to the Seller’s failure to obtain any consent set forth on Schedule 4.3 hereto; and (x) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(b) By Langer and the Purchaser. Langer and the Purchaser agree, jointly and severally, to be responsible for, pay and indemnify and hold harmless the Seller, the Principal Shareholders, and their respective directors, officers, employees and agents (“Seller Indemnified Parties”) from, against and in respect of, the full amount of any and all Losses arising from, in connection with, or incident to (i) any breach or inaccuracy of any of the representations or warranties of Langer or the Purchaser contained in this Agreement, any of the Langer Ancillary Agreements or the Purchaser Ancillary Agreements, or any other agreement referred to herein and delivered at the Closing; (ii) any breach of Langer or the Purchaser of any covenants or agreements contained in this Agreement, any of the Langer Ancillary Agreements or the Purchaser Ancillary Agreements, or any other agreement referred to herein and delivered at the Closing; (iii) any failure by Langer or the Purchaser to perform any obligations contained in this Agreement, any of the Langer Ancillary Agreements or the Purchaser Ancillary Agreements, or any other agreement referred to herein and delivered at the Closing; (iv) any failure of the Purchaser to perform or satisfy any Assumed Liability, and (v) any and all claims actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(c) Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.

(i)
An Indemnified Party under this Agreement shall, with respect to claims for Losses asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement, to the extent reasonably possible, but not later than ten (10) days prior to, with respect to claims for losses arising after the date hereof, the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced.

(ii)
Subject to Section 5.3(c)(iii), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(iii)
If any third Person claim, action or suit against any Indemnified Party (A) does not seek an injunction or other equitable relief against the Indemnified Party; (B) such claim does not involve criminal proceedings against the Indemnified Party; (C) such claim would not reasonably be expected to have a Material Adverse Effect; (D) the applicable claim is against, or if the defendants in any litigation relating to the applicable claim include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party does not reasonably conclude in good faith that there are defenses available to it that are different or additional to those available to the Indemnifying Party; or (E) no conflict of interest exists between the Indemnifying Party and the Indemnified Party as to such claim; then with respect to each such claim, action or suit the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, provided that the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof. In any such case the Indemnified Party shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith, and the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnifying Party has so elected to conduct and control the defense thereof. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay, settle, or compromise such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be a conflict of interest for such counsel. If a conflict of interest exists between the Indemnifying Party or Indemnified Party, or if the Indemnifying Party does not make an election to defend the claims or, if having made such election to defend the claim does not, in the good faith reasonable opinion of the Indemnified Party, proceed diligently to defend such claim with respect to a Loss and as a result the Indemnifying Party’s ability to defend a claim for such Loss may reasonably be materially prejudiced, after written notice to the Indemnifying Party articulating with reasonable specificity any lack of diligence by the Indemnifying Party in defending such claim and a 10 business day opportunity to cure, then the Indemnified Party may at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim but shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such claim, action or suit. In connection therewith, the Indemnifying Party shall reasonably cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

(iv)
With regard to any and all claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of (the “Final Determination”): (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no good faith dispute as to the applicability of indemnification, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(d) Limitations on Indemnification. (i) Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Purchaser Indemnified Parties until the amounts which the Purchaser Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $100,000, at which time the Purchaser Indemnified Parties shall be indemnified dollar for dollar to the extent such liability exceeds $100,000. The indemnification provisions set forth in Section 5.3(a)(i) (with respect to a breach of Sections 4.1, 4.2, 4.6, 4.12, 4.13, 4.21, 4.22, 4.25, 4.29, and 4.35), 5.3(a)(ii), 5.3(a)(iii), 5.3(a)(iv), 5.3(a)(v), 5.3(a)(viii), 7.2, 8.1, and 8.2 or a claim based upon “fraud” (as hereinafter defined) shall not be subject to the limitations set forth in this Section 5.3(d)(i) and shall be indemnified to the Purchaser Indemnified Parties dollar for dollar to the extent any liability with respect to such matters exists. Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Seller Indemnified Parties until the amounts which the Seller Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $100,000, at which time the Seller Indemnified Parties shall be indemnified dollar for dollar to the extent such liability exceeds $100,000.

(ii)
The maximum aggregate liability of the Seller and the Principal Shareholders for any claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed the Indemnification Limit (as defined below), provided, that the limitation set forth in this sentence shall not apply to (1) any breach by Seller or the Principal Shareholders of the representations, warranties or covenants contained in Sections 4.1, 4.2, 4.6, 4.12, 4.13, 4.21, 4.22, 4.25, 4.29, 4.35, 7.2, 8.1, and 8.2 of this Agreement, (2) the indemnification provisions set forth in Sections 5.3(a)(ii), 5.3(a)(iii), 5.3(a)(iv), 5.3(a)(v), and 5.3(a)(viii) or (3) the commission of “fraud” by the Seller or the Principal Shareholders with respect to any matters pertaining to this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Section 5.3(d), the term “fraud” shall include any willful or intentional misrepresentation or the making, by the Seller or any Shareholder, of any untrue statement of a material fact or the omission to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading if the person making such untrue statement of a material fact or omitting to state such material fact had actual Knowledge that such statement or omission was untrue when made or omitted. The maximum aggregate liability of Langer and the Purchaser for any claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed the Indemnification Limit. As used herein, “Indemnification Limit” shall mean the sum of the Purchase Price, as it may be increased or decreased pursuant to Section 2.6 hereof.

(iii)
The extent to which any Indemnified Party shall be entitled to indemnification hereunder shall be reduced by the amount of any insurance proceeds received by the Indemnified Party on account of the claim that the Indemnified Party is seeking to be indemnified for, irrespective of the identity of the party that paid for such insurance.

ARTICLE VI.

CLOSING DELIVERIES AND CONDITIONS

6.1  Closing Date Deliveries by the Seller. At the Closing, the Seller shall deliver each of the following to the Purchaser and Langer:

(a) a copy of Seller’s Certificate of Formation certified as of a recent date by the Secretary of State of the State of North Carolina;

(b) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of North Carolina;

(c) certificates of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to (i) no amendments to its Certificate of Formation since the date certified by the Secretary of State of the State of North Carolina; (ii) its by-laws; (iii) the resolutions of the Board of Directors of Seller, and of holders of all of the capital stock of the Seller, authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any other agreement, document, or certificate delivered in connection herewith;

(d) Bill of Sale, Assignment, and Assumption Agreement, substantially in the form of Exhibit 1 hereto, duly executed by the Seller (the “Bill of Sale”);

(e) a Lock-Up Agreement, substantially in the form of Exhibit 2 hereto, duly executed by John Shero (the “Lock-Up Agreement”);

(f) a Registration Rights Agreement, substantially in the form of Exhibit 3 hereto, duly executed by the Principal Shareholders (the “Registration Rights Agreement”);

(g) an employment agreement, substantially in the form of Exhibit 4, between Langer and John Shero, duly executed by Mr. Shero (the “Shero Employment Agreement”);

(h) all consents, waivers or approvals required of any Person or Governmental Authority with respect to transfer of the Purchased Assets or the consummation of the transactions contemplated by this Agreement, including, but not limited to, parties to the Material Agreements;

(i) the legal opinion of Mark H. Selz, counsel to the Seller and the Principal Shareholders, dated the Closing Date, addressed to Langer and Purchaser, substantially in the form of Exhibit 5 hereto;

(j) certificate of title or origin (or like documents) with respect to any equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(k) such other bills of sale, assignments, warranty deeds, and such other good and sufficient instruments of assignment, transfer or conveyance as the Purchaser may reasonably request or as may be otherwise necessary to vest in Purchaser the Purchased Assets and evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Purchaser;

(l)  the Assignment of Lease with consent by Landlord and Assumption by Assignee relating to the Office Lease (the “Assignment and Assumption of the Office Lease”), substantially in the form of Exhibit 6 hereto, duly executed by Seller; and

(m) evidence reasonably acceptable to the Purchaser that, prior to or at Closing, all of the Funded Indebtedness and Affiliate Payables have been extinguished and the Seller and the Purchased Assets have been released of any Encumbrance related to the Funded Indebtedness and Affiliate Payables; and

(n) such other documents and instruments as the Purchaser may reasonably request.

In addition to the foregoing deliveries, Seller shall take all steps and actions as Purchaser may reasonably request or as otherwise may be necessary to put Purchaser in actual possession or control of the Purchased Assets and that the Purchased Assets are free and clear of any Encumbrance.

6.2  Closing Date Deliveries by Langer and/or the Purchaser. At Closing, Langer and/or the Purchaser shall deliver each of the following to the Seller:

(a) certificates representing the Consideration Shares;

(b) Bill of Sale, duly executed by the Purchaser;

(c) the Registration Rights Agreement, duly executed by Langer;

(d) the Shero Employment Agreement, duly executed by Langer;

(e) the Assignment and Assumption of the Office Lease, duly executed by Langer;

(f) a certificate of good standing of Purchaser issued as of a recent date by the Secretary of State of the State of Delaware;

(g) a certificate of good standing of Langer issued as of a recent date by the Secretary of State of the State of Delaware; and

(h) such other documents and instruments as the Seller may reasonably request.

6.3  Conditions to Obligations of the Seller and Principal Shareholders. The obligations of the Seller and Principal Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

(a) Representations and Warranties of the Purchaser and Langer. All representations and warranties made by the Purchaser and Langer in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if again made by the Purchaser and Langer on and as of such date, and the Seller and the Principal Shareholders shall have received a certificate dated the Closing Date and signed by the secretary of each of the Purchaser and Langer to that effect.

(b) Performance of the Obligations of the Purchaser and Langer. The Purchaser and Langer shall have performed in all material respects all of their respective obligations required under this Agreement to be performed by them on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by the secretary of each of the Purchaser and Langer to that effect.

(c) No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares the Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of this Agreement and the transactions contemplated by it shall be in effect.

(e) Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, required in connection with the execution, delivery and performance of the Agreements shall have been duly obtained and shall be in full force and effect on the Closing Date.

(f) Purchaser and Langer Closing Documents. Each of the Purchaser and Langer shall have delivered to the Seller and the Principal Shareholders all of the documents referred to in Section 6.2.

6.4  Conditions to Obligations of the Purchaser and Langer. The obligations of the Purchaser and Langer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Langer in its sole discretion:

(a) Representations and Warranties of the Seller and the Principal Shareholders. All representations and warranties made by the Seller and the Principal Shareholders in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if again made by the Seller and the Principal Shareholders on and as of such date, and the Purchaser and Langer shall have received a certificate dated the Closing Date and signed by the secretary of the Seller to that effect.

(b) Performance of the Obligations of the Seller and the Principal Shareholders. The Seller and the Principal Shareholders shall have performed in all material respects all of their respective obligations required under this Agreement to be performed by them on or before the Closing Date, and the Purchaser and Langer shall have received a certificate dated the Closing Date and signed by the secretary of the Seller to that effect.

(c) No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares the Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of this Agreement and the transactions contemplated by it shall be in effect.

(e) No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred any condition or fact in connection with the Purchased Assets or the Business which has, or which would reasonably be expected to have, a Material Adverse Effect.

(f) Satisfactory Completion of Due Diligence. The Purchaser and Langer shall have completed their due diligence concerning the Seller, the Purchased Assets and the transactions contemplated hereby to their satisfaction.

(g) Seller and the Principal Shareholders Closing Documents. Each of the Seller and Principal Shareholders shall have delivered to the Purchaser and Langer all of the documents referred to in Section 6.1.

ARTICLE VII.

COVENANTS OF THE SELLER AND PRINCIPAL SHAREHOLDERS

7.1  Conduct of Business Before the Closing Date.

(a) Without the prior written consent of the Purchaser, between the date hereof and the Closing Date, the Company shall not and the Principal Shareholders shall cause the Company to not:

(i) make any material change in the conduct of the Business or enter into any transaction in an amount greater than $25,000 or having a term or duration of more than one year or other than in the ordinary course of business consistent with past practices;

(ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Assets or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules 4.23 and dispositions of inventory in the ordinary course of business consistent with past practice;

(iii) subject any of the Purchased Assets, or any part thereof, to any Encumbrance or suffer such to exist other than such Encumbrance as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Assets;

(iv) fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business;

(v) take any other action that would cause any of the representations and warranties made by them in this Agreement not to remain true and correct in all respects;

(vi) without notifying the Buyer in writing at least five (5) Business Days prior thereto, (A) make any change in any tax election or in any accounting principle, method, estimate or practice (except for any such change required by reason of a concurrent change in GAAP) or (B) except in the ordinary course of business consistent with past practice, write down the value of any inventory or write off as uncollectible any accounts receivable;

(vii) make, enter into, modify, amend in any material respect, renew, extend or terminate any Material Agreement included in the Purchased Assets in an amount greater than $25,000 or having a term or duration of more than one year or other than in the ordinary course of business consistent with past practice;

(viii) settle, release or forgive any claim or litigation or waive any right, with respect to the Purchased Assets in an amount greater than $25,000 or having a term or duration of more than one year or other than in the ordinary course of business and consistent with past practice; or

(ix) agree or commit to do any of the foregoing.

(b) From and after the date hereof and until the Closing Date, the Company shall and the Principal Shareholders shall cause the Company to:

(i) continue to maintain, in all material respects, the Purchased Assets in accordance with present practice in a condition suitable for its current use;

(ii) file, when due or required, subject to applicable extensions, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii) continue to conduct the Business in the ordinary course of business consistent with past practice;

(iv) keep the books of account, records and files in the ordinary course of business and in accordance with existing practice;

(v) use commercially reasonable efforts to maintain existing business relationships with landlords, lenders, suppliers and customers with respect to the Business in accordance with past practice;

(vi) cause all of the Funded Indebtedness and Affiliate Payables to have been extinguished and the Seller and the Purchased Assets to have been released of any Encumbrance related to the Funded Indebtedness and Affiliate Payables;

(vii) provide Purchaser, Langer and their proposed lenders and investors, and their respective counsel, accountants and other representatives reasonable access, at times reasonably agreed to by Seller, to the facilities, properties, books, records, contracts and documents of the Purchased Assets and the Business for the purpose of such inspection, investigation, copying and testing as such parties reasonably deem appropriate in connection with the transactions contemplated by this Agreement and furnish to Purchaser, Langer and their representatives all information (including financial and operating data and reports) with respect to the business and affairs of the Purchased Assets and the Business as Purchaser and Langer may reasonably request from time to time; and

(viii) use all cash generated by the Business solely for working capital purposes in accordance with past practice.

7.2  Acquisition Proposals; No Solicitation. From and after the date hereof until the Closing Date or termination of the Agreement pursuant to Article 9 hereof, neither the Sellers, the Principal Shareholders or any of their respective Affiliates, nor any of their respective officers or directors nor anyone acting on behalf of the Seller or Principal Shareholders or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Purchaser or Langer or their respective representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving either of the Seller, the Principal Shareholders, the Business or any other transaction inconsistent with the transactions contemplated hereby. The Seller and Principal Shareholders shall promptly communicate to the Purchaser and Langer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.1  Non-competition. For purposes of this Section 8.1, all references to Langer or the Purchaser shall be deemed to include all of the Affiliates, Subsidiaries, successors and assigns of Langer or the Purchaser, as the case may be, and all references to the Seller shall be deemed to include the Seller and its successors and assigns. The Seller and the Principal Shareholders acknowledge that in order to assure Langer and the Purchaser that Langer and the Purchaser will retain the value of the Purchased Assets as a “going concern,” the Seller and the Principal Shareholders agree, on the terms set forth in this Section 8.1, not to utilize their special Knowledge of the business of the Seller and their relationships with customers, suppliers and others to compete with Langer or the Purchaser, subject to the terms hereafter set forth. For the Restricted Period (as defined below) the Seller, the Principal Shareholders, and their Affiliates shall not engage or have an interest in any Competitive Business, anywhere in (i) the United States of America or its territories and possessions, including, but not limited to, Puerto Rico, (ii) Canada, (iii) Europe, or (iv) any other geographic area where Langer or the Purchaser does business or in which any of Langer’s or the Seller’s products are marketed, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of five percent (5%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. In addition, during the Restricted Period, the Seller, the Principal Shareholders, and their Affiliates shall not, and shall not permit any of their employees, agents or others then under their control to, directly or indirectly, on behalf of the Seller, the Principal Shareholders, or their Affiliates, or any other Person, (i) accept Competitive Business from, or solicit the Competitive Business of any Person who is, or who had been at any time during the three (3) years prior to such solicitation, a customer or supplier of any of Langer, the Purchaser, the Seller, or their respective Subsidiaries or any successor to the business of Langer, the Purchaser, the Seller, or their Subsidiaries, (ii) accept Competitive Business from, or solicit the Competitive Business of any Person who, at any time during the one (1) year prior to such solicitation, had discussions with Langer, the Purchaser, the Seller, or any of their respective Subsidiaries regarding becoming a customer of any of such companies, or (iii) recruit or otherwise solicit or induce any person who is an employee or consultant of, or otherwise engaged by, Langer, the Purchaser or their Subsidiaries, or any successor to the business of Langer, the Purchaser or their Subsidiaries to terminate his or her employment or other relationship with Langer, the Purchaser or their Subsidiaries, or such successor, or hire any person who has left the employ of Langer, the Purchaser, or their Subsidiaries, or any such successor during the one (1) year preceding such solicitation. The Seller, the Principal Shareholders, and their Affiliates shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Langer, the Purchaser, the Seller, or their Subsidiaries in connection with any product or service, whether or not such use would be in a Competitive Business. The Seller and the Principal Shareholders acknowledge that compliance with the restrictions set forth in this Section 8.1 will not prevent any of them from earning a livelihood. As used herein, the “Restricted Period” shall mean (a) with respect to each Principal Shareholder and their Affiliates, a period equal to five (5) years commencing on the Closing Date and (b) with respect to the Seller, a period equal to the lesser of (x) five (5) years commencing on the Closing Date. As used herein, the phrase “Competitive Business” means any business competitive with business engaged in by Langer, the Purchaser, or the Seller as of the date hereof and/or during the Restricted Period excluding (i) the wholesale manufacture and distribution of pre-fabricated orthotic devices; and (ii) any business competitive with business engaged in by the Seller as of the date hereof solely to the extent such business doesn’t have aggregate net sales in excess of $50,000 in any calendar month.

8.2  General Confidentiality. For purposes of this Section 8.2, all references to Langer or the Purchaser shall be deemed to include all of the Affiliates, Subsidiaries, successors and assigns of Langer or the Purchaser, as the case may be, and all references to the Seller shall be deemed to include the Seller and its successors and assigns. The Seller and the Principal Shareholders acknowledge that the intangible property and all other confidential or proprietary information with respect to the business and operations of the Seller and the Purchased Assets are, after the Closing Date, valuable, special and unique assets of the Purchaser. The Seller and the Principal Shareholders shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Seller or the Purchased Assets, whether or not for their own benefit, without the prior written consent of Langer, including without limitation, (i) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (ii) information relating to the products developed by Langer, (iii) the names of the Seller’s customers and contacts, the Seller’s marketing strategies, the names of their vendors and suppliers, the cost of materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in the Business, compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential information of, about or pertaining to the Business, and any other information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Seller, (iv) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Seller, and (v) any other confidential information or trade secrets relating to the business or affairs of Langer or the Purchaser which the Seller or the Principal Shareholders may acquire or develop in connection with or as a result of his or its performance of the terms and conditions of this Agreement. Notwithstanding anything to the contrary set forth in this Section 8.2, confidential and proprietary information shall not include (i) information that is known to the public or which may become known to the public without any fault of the Seller or any of the Principal Shareholders or in violation of any confidentiality restrictions imposed upon Seller or the Principal Shareholders, (ii) information that is required to be disclosed pursuant to subpoena or court order to the extent that such information is disclosed in compliance therewith, (iii) information that is required to be disclosed by Applicable Law or to any Governmental Authority to the extent that such information is disclosed in compliance therewith or (iv) information that is disclosed by the Principal Shareholders to their respective attorneys and accountants in connection with the enforcement of this Agreement to the extent that such attorneys and accountants are bound by the restrictions of the type set forth in this Section 8.2. The Seller and the Principal Shareholders acknowledge that Langer and the Purchaser would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Langer and the Purchaser.

8.3  Continuing Obligations; Equitable Remedies. The restrictions set forth in Sections 8.1 and 8.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Purchaser and the Purchased Assets. Purchaser, the Seller and the Principal Shareholders acknowledge that Purchaser and Langer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Purchaser or Langer in the event the covenants contained in Sections 8.1 and 8.2 were not complied with in accordance with their terms. Accordingly, the Seller and the Principal Shareholders agree that any breach or threatened breach by any of them of any provision of Sections 8.1 or 8.2 shall entitle Purchaser and Langer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to Purchaser. If the Seller or any of the Principal Shareholders breaches the covenant set forth in Section 8.1, the running of the non-compete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 8.1 and 8.2 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Section 8.1 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 8.1 or 8.2 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 8.1 or 8.2 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney’s fees and expenses incurred by the prevailing party in such action.

8.4  Change of Name; Post-Closing Use of Name and Tradenames. Within 1 day following the Closing Date, the Seller shall change its name to remove the words “Regal” by amendment of its certificate of incorporation. The Seller shall provide to Purchaser a copy of such amendment of its certificate of incorporation and evidence satisfactory to Purchaser that whatever filings are necessary to effect such name change in any jurisdiction in which such Seller is licensed or qualified to do business have been made. From and after the Closing, none of the Seller, the Principal Shareholders, or any of their Affiliates shall use the name “Regal” or any tradenames or trademarks listed on Schedule 4.19, nor any derivations thereof or any confusingly similar tradenames or trademarks, in connection with the conduct of any business.

8.5  Taxes. The Seller agrees to pay when due and discharge all sales and other state and local taxes owing by the Seller in respect of the operation of the Seller up to and including the Closing Date. The Seller shall file with all appropriate authorities its final sales Tax Returns when and as such returns are due under Applicable Law. Any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Seller. Purchaser agrees to sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

8.6  Collection of Receivables. (a) From and after the Closing Date, the Purchaser shall have the right and authority, and shall use commercially reasonable efforts to collect the accounts and notes receivable included in the Purchased Assets (the “Receivables”) and to endorse all checks received on account of the Receivables, in the Seller’s name generally in accordance with the billing and collection practices presently applied by the Purchaser in the collection of its accounts and notes receivable, except that with respect to any particular Receivable, the Purchaser shall be under no obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of the Purchaser is commercially reasonable. In connection with the collections by the Purchaser, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.

(b) The Purchaser shall, on or before the fifteenth business day of each calendar month commencing with the second complete calendar month following the Closing Date, deliver to Seller a written report (“Collection Report”) of the following information with respect to the Receivables:

(i) the aggregate amount of the Receivables (and the number of accounts comprising such Receivables); and

(ii) the aggregate amount of cash collections of the Receivables during the period from the Closing Date through the date of the Collection Report.

(c) If the Purchaser has not collected, within nine (9) months after the Closing Date, or in the event of an extended payment arrangement with respect to a customer disclosed on Schedule 8.6(c), such later date as provided in accordance with the terms of such payment arrangement, an amount equal to the excess of the Receivables over the allowance for doubtful accounts shown on the Closing Date Balance Sheet (such excess being referred to herein as the “Net Amount of Receivables”), then the Purchaser shall have the right to require the Seller to pay the Purchaser an amount (the “Receivables Reimbursement Payment”) equal to (i) the Net Amount of Receivables minus (ii) the amount collected in cash by the Purchaser during such nine (9) month period in respect of the Receivables; provided that the Purchaser shall have no right to receive a Receivables Reimbursement Payment with respect to any amount thereof for which the Purchaser or Langer received indemnification pursuant to Section 5.3(a). After the expiration of such nine (9) month period, any then outstanding Receivables shall be referred to the collection agency employed by Langer or the Purchaser at such time for collection of such outstanding Receivable; provided, however, that if at the end of such nine (9) month period, the Purchaser shall elect not to refer any Receivable to such collection agency, the Seller shall not be required to pay the portion of the Receivable Reimbursement Payment related to such Receivable unless and until the Purchaser refers such Receivable to such collection agency.

(d) If, after the Closing Date, the Seller, or any other Person on behalf of the Seller, shall receive any remittance from any account debtors with respect to the Receivables (excluding any Receivable assigned to the Seller), the Seller or such other Person shall endorse such remittance to the order of the Purchaser and forward it to the Purchaser immediately upon receipt thereof, and any such amounts shall be deemed to have been collected by the Purchaser for purposes of this Section 8.6.

(e) If a Langer Affiliate shall receive any remittance from or on behalf of any account debtor with respect to any Receivable after such Receivable has been referred to a collection agency, including a remittance from the collection agency, the Purchaser shall endorse such remittance to the order of the Seller and forward it to the Seller immediately upon receipt thereof.

8.7  Access to Records after Closing. For a period of six (6) years after the Closing Date, Langer, Purchaser and their representatives shall have reasonable access to all of the books and records relating to the Business which Seller, the Principal Shareholders or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Seller, the Principal Shareholders and their Affiliates upon receipt of reasonable advance notice and during normal business hours. The Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 8.7. If the Seller, the Principal Shareholders, or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such representations and warranties, the Seller, the Principal Shareholders, and their Affiliates shall, prior to such disposition, give the Purchaser a reasonable opportunity, at the Purchaser’s expense, to segregate and remove such books and records as the Purchaser may select.

8.8  Treatment of Certain Excluded Liabilities. Seller agrees that its obligations with respect to the Excluded Liabilities referred to in Sections 2.4(e) and 2.4(g) include the obligation to undertake the defense of or otherwise settle or resolve each such matter. Seller shall have the right to defend, settle or otherwise resolve each such matter in any manner it deems appropriate, provided that (i) no such matter may be settled or resolved in a manner that would materially increase the cost of the conduct of the Business after the Closing and (ii) no such matter may be settled or resolved in a manner that provides for injunctive or other nonmonetary relief affecting Langer, the Purchaser, or the Purchased Assets. Seller shall provide periodic status reports to Purchaser regarding any matter referred to in this Section 8.8 that could affect Langer, the Purchaser, the Business, or the Purchased Assets after the Closing Date. Langer, Purchaser, and their counsel and representatives shall have the right to consult with Seller and its counsel from time to time regarding such matters and to review any documents prepared in connection therewith.

8.9  Payments of Accounts Payable. The accounts payable of the Seller set forth on Schedule 8.10 shall be paid in full, with interest thereby, by the Purchaser within forty-five (45) days after the Closing Date.

ARTICLE IX.

TERMINATION

9.1  Termination by the Purchaser. This Agreement may be terminated by the Purchaser as follows:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller or the Principal Shareholders set forth in this Agreement, or if any representation or warranty of the Seller or the Principal Shareholders shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.4 of this Agreement would be incapable of being satisfied by the Seller on or prior to the Closing; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(a), and further provided that such breach or untrue representation or warranty, other than a breach of Section 7.2, is not cured within ten (10) days after notice thereof;

(b) any legal proceeding is commenced or threatened by any Governmental Entity or other Person directed against the consummation of the Closing or any other transaction contemplated hereby, and Purchaser reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

(c) at any time after 5:00 p.m., New York time, on March 1, 2007 if the transactions contemplated by this Agreement have not closed by such time; or

9.2  Termination by the Seller and Principal Shareholders. This Agreement may be terminated by the Seller and the Principal Shareholders as follows:

(a) upon a breach of any material representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any material representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.3 of this Agreement would be incapable of being satisfied by Purchaser on or prior to the Closing; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.2(a), and further provided that such breach or untrue misrepresentation or warranty is not cured within ten (10) days after notice thereof; or

(b) at any time after 5:00 p.m., New York time, on March 1, 2007 if the transactions contemplated by this Agreement have not closed by such time.

9.3 Effect of Termination. In the event of termination of this Agreement as provided in Sections 9.1 and 9.2, this Agreement (except for the provisions of Section 10.15, 10.16, 10.9 and this Section 9.3, which shall continue indefinitely, Section 7.2 which shall continue for one year from the Closing Date), shall forthwith become void and neither party shall have any further liability to the other under this Agreement; provided that nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, Section 7.2 shall survive termination of this Agreement for purposes of the Purchaser bringing any claims relating to breaches of Section 7.2 that occurred prior to or within one year after the termination of this Agreement.

9.4 Notice of Termination. A party shall provide each of the other parties with at least ten (10) days’ notice prior to termination under Sections 9.1(a) and (b) or 9.2(a) hereof and the opportunity to cure any such deficiency or, if not capable of being cured in such ten (10) day period, then to commence cure and proceed to complete same diligently and in any event within thirty (30) days of such notice.

9.5 Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE X.

MISCELLANEOUS

10.1  Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid; telegraph; cable; or overnight courier to the following addresses (or to such other address as a party to receive such notice shall specify to the other parties hereto in accordance with the provisions of this section):

If to Langer or Purchaser:

450 Commack Rd.
Deer Park, NY 11729
Attn.: Chief Executive Officer

with a copy to:
Kane Kessler, P.C.
1350 Avenue of the Americas
26th Floor
New York, NY 10019
Attn.: Robert L. Lawrence, Esq.
If to the Seller or the Principal Shareholders: Regal Medical Supply, LLC 401 Temple Highway Suite 5 Granbury, TX 76049 Attn: John Shero

All such notices and communications shall be deemed effective as follows: if mailed, on the third business day following deposit in the mail; if sent by telegraph, or cable, when delivered to the telegraph or cable company, as the case may be, or if by overnight courier, on the day following delivery to the courier; provided that if such day is not a business day, such notice or communication shall be deemed effective on the next succeeding business day.

10.2  Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

10.3  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

10.4  Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the Knowledge of any of the parties hereto, such party acknowledges and confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

10.5  Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Langer and the Purchaser may assign this Agreement to a corporation, partnership, limited liability company, or other entity of which either Langer or the Purchaser maintains majority control; and provided further that Langer shall agree to guaranty the obligations hereunder of such assignee.

10.6  Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by its President or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

10.7  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.8  Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of this Agreement relating to a time period or scope of activities is declared by a court of competent jurisdiction to exceed the maximum permissible time period or scope of activities, as the case may be, the time period or scope of activities shall be reduced to the maximum which such court deems enforceable.

10.9  Expenses. Except as set forth in Section 2.6(d) with respect to $10,000 of expenses incurred by the Seller, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

10.10  Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

10.11  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.12  Time of the Essence. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

10.13  Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

10.14  Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

10.15  Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

10.16  Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the Federal and New York state courts located in the County of New York, State of New York, United States of America, with the exceptions of the matters in Section 2.6, which are required to be resolved by the parties in the manner prescribed by Section 2.6. The parties to this Agreement agree that any breach of any term or condition of this Agreement or other dispute arising under this Agreement shall be deemed to have occurred in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York or otherwise and irrevocably and expressly agree to submit to the jurisdiction of the Federal and New York State courts located in the County of New York, State of New York, United States of America for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. By the execution and delivery of this Agreement, the parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue or to the jurisdiction of any such suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the Federal or New York state courts located in the County of New York, State of New York, United States of America, and irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding, and further irrevocably waive any claim that any such suit, action or proceeding brought in the Federal or New York state courts located in the County of New York, State of New York, United States of America has been brought in an inconvenient forum or lacks personal jurisdiction. Each party agrees that service of process may be made by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the proper address for notice set forth herein or by any other method of service provided for under the applicable laws in effect in the state of New York.

10.17  Participation of Parties. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

10.18  Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Purchased Assets.

10.19  Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of Langer, and the Purchaser, as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its affiliates from making any public announcement or filing pursuant to any federal or state securities laws or stock exchange rules.

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In Witness Whereof, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PRINCIPAL SHAREHOLDERS:

/S/ John Eric Shero
John Eric Shero

/S/ William Joseph Warning
William Joseph Warning

/S/ John P Kenney
John P Kenney

/S/ Richard Alan Nace
Richard Alan Nace

/S/ Linda Ann Lee
Linda Ann Lee

/S/ Carl David Ray
Carl David Ray

/S/ Roy Kelley
Roy Kelley

SELLER:	REGAL MEDICAL SUPPLY, LLC

	By:	/S/ W. Gray Hudkins
Name: W. Gray Hudkins
Title: President

PURCHASER:	REGAL ACQUISITION CO.

	By:	/S/ John Eric Shero
Name: John Eric Shero
Title: President

LANGER, INC.

By:	/S/ W. Gray Hudkins
Name: W. Gray Hudkins
Title: President and CEO